===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          TRICO MARINE SERVICES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                 [TRICO LOGO]

                          Trico Marine Services, Inc.
                           250 North American Court
                            Houma, Louisiana 70363

To Our Stockholders:

  You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Trico Marine Services, Inc. on Friday, June 8, at 10:00 a.m., local time, at 201 St. Charles Ave., 52nd Floor, New Orleans, Louisiana.

  The Notice of Annual Meeting and Proxy Statement accompanying this letter describe in detail the formal business to be acted upon at the meeting, including the election of three directors and the consideration of a stockholder proposal.

  After careful consideration, the Board has nominated H. K. Acord, Edward C. Hutcheson, Jr. and James C. Comis III for re-election to the Board and urges you to vote for their re-election.

  Please sign, date and return the enclosed proxy card promptly. This will save the Company the additional expenses associated with soliciting proxies, as well as ensure that your shares are represented. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

                                          Sincerely,

                                          /s/ Thomas E. Fairley
                                          Thomas E. Fairley
                                          President and Chief Executive
                                           Officer

                                 [TRICO LOGO]

                          Trico Marine Services, Inc.
                           250 North American Court
                            Houma, Louisiana 70363

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 June 8, 2001

To Stockholders of Trico Marine Services, Inc.:

  The annual meeting of stockholders of Trico Marine Services, Inc. (the "Company") will be held at 201 St. Charles Ave., 52nd Floor, New Orleans, Louisiana on June 8, 2001, at 10:00 a.m., local time, to consider and take action on the following matters:

  1. The election of three directors for terms ending 2004;

  2. To consider and vote upon a stockholder proposal, if presented at the meeting; and

  3. Such other business as may properly come before the meeting or any adjournments thereof.

  Only holders of record of the Company's common stock at the close of business on May 2, 2001 are entitled to notice of, and to vote at, the annual meeting.

  Please sign and date the enclosed proxy and return it in the accompanying envelope as promptly as possible. A proxy may be revoked at any time prior to the voting thereof.

                                          By Order of the Board of Directors

                                          /s/ Victor M. Perez
                                          Victor M. Perez
                                          Secretary

Houma, Louisiana
May 9, 2001

Information About Attending the Annual Meeting

  If you plan to attend the meeting in person, please bring the following:

  1. Proper identification; and

  2. Acceptable Proof of Ownership if your shares are held in "Street Name."

  Street Name means your shares are held of record by brokers, banks or other institutions.

  Acceptable Proof of Ownership is a letter from your broker stating that you owned Trico Marine Services, Inc. stock on the record date or an account statement showing that you owned Trico Marine Services, Inc. stock on the record date.

  Only stockholders of record on the record date (or a duly designated proxy) and street name holders as outlined above may attend the annual meeting.

                          Trico Marine Services, Inc.
                           250 North American Court
                            Houma, Louisiana 70363

                                  May 9, 2001

                               ----------------

                                PROXY STATEMENT

  This Proxy Statement is furnished to stockholders of Trico Marine Services, Inc. (the "Company") in connection with the solicitation on behalf of its Board of Directors (the "Board") of proxies for use at the annual meeting of stockholders of the Company to be held on June 8, 2001, at the time and place set forth in the accompanying notice and at any adjournments thereof (the "Meeting").

  Only stockholders of record of the Company's common stock, $0.01 par value per share (the "Common Stock"), at the close of business on May 2, 2001, are entitled to notice of and to vote at the Meeting. On that date, the Company had outstanding 36,250,335 shares of Common Stock, each of which is entitled to one vote.

  The enclosed proxy may be revoked at any time prior to its exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy will also be deemed revoked with respect to any matter on which the stockholder votes in person at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. At the Meeting, stockholders will be voting on the re-election of the three directors indicated below and on a stockholder proposal.

Quorum and Voting of Proxies

  The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Stockholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum.

  If a quorum is present, the election of directors is determined by plurality vote. An abstention will have no effect on the election of directors. If brokers do not receive instructions from beneficial owners as to the granting or withholding of proxies and may not or do not exercise discretionary power to grant a proxy with respect to such shares (a "broker non-vote"), such shares will be counted as not present and not cast with respect to the election of directors, and as a result, will have no effect on the election of directors.

  The affirmative vote of at least a majority of the outstanding Common Stock is generally required to approve other proposals that may be properly brought before the Meeting. As a result, abstentions and broker non-votes will have the effect of a vote against such proposals, including the stockholder proposal.

  All proxies received by the Company in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named herein and against the stockholder proposal. The Company does not know of any matters to be presented at the Meeting other than those described herein. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

  This Proxy Statement is first being mailed to stockholders on or about May 10, 2001. Proxies may be solicited by mail, personal interview, telephone and telegraph. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The cost of soliciting proxies hereunder will be borne by the Company.

                             ELECTION OF DIRECTORS

General

  The Company's Amended and Restated Certificate of Incorporation provides for a Board of Directors to be made up of three classes, as nearly equal in number as possible. The members of each class serve three-year staggered terms with one class to be elected at each annual meeting. The terms of Messrs. Acord, Hutcheson and Comis will expire at the Meeting. Accordingly, proxies cannot be voted for more than three nominees.

  Unless authority to vote for the election of directors is withheld, the proxies solicited hereby will be voted FOR the election of the three individuals named under "Nominees" below. If any nominee should decline or be unable to serve for any reason, votes will instead be cast for a substitute nominee designated by the Board. The Board has no reason to believe that any nominee will decline to be a candidate or, if elected, will be unable or unwilling to serve. Under the Company's Amended and Restated By-Laws (the "By-laws"), directors are elected by a plurality vote.

  YOUR BOARD OF DIRECTORS HAS NOMINATED AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE RE-ELECTION OF MESSRS. ACORD, HUTCHESON AND COMIS.

  The following table sets forth, as of May 2, 2001, certain information about the nominees for re-election to the Board and the Company's other directors:

                                                                                       Nominated
                              Principal Occupation, Business Experience and   Director For Term
        Nominees         Age                  Directorships                    Since   Expiring
        --------         --- ------------------------------------------------ -------- ---------
H. K. Acord.............  67 Oil and gas consultant. From 1993 to 1996, Mr.     1997     2004
                             Acord served as Executive Vice President,
                             Exploration and Production Division, of Mobil
                             Oil Corporation ("Mobil"). From 1989 to 1993, he
                             served as a Vice President of International
                             Producing Operations for Mobil.

Edward C. Hutcheson, Jr.. 55 Private investor and consultant. Since February    1994     2004
                             2000, Mr. Hutcheson has been involved in private
                             investment activities and has provided
                             consulting services to private companies seeking
                             capital. Previously, Mr. Hutcheson was a
                             principal of PGG Capital, the merchant banking
                             subsidiary of Pinnacle Global Group, Inc.
                             (financial services company). In addition, Mr.
                             Hutcheson was a principal of HWG Capital, a
                             subsidiary of Harris, Webb & Garrison
                             (investment banking firm). From November 1994 to
                             March 1997, he served as CEO or Chairman of the
                             Board of Crown Castle International Corp.
                             ("Crown Castle") (owner and manager of wireless
                             communications towers). From March 1992 to
                             December 1993, Mr. Hutcheson served as President
                             and Chief Operating Officer of Baroid
                             Corporation (an energy services and equipment
                             provider). Director: Titanium Metals Corporation
                             (titanium sponge and mill product producer),
                             Pinnacle Management & Trust Co. and Crown
                             Castle.

James C. Comis III......  36 Managing Director of Inverness Management LLC.     1999     2004
                             Mr. Comis has also served as Managing Director
                             of Inverness/Phoenix LLC since 1994. Through
                             Inverness and its affiliates, Mr. Comis has been
                             engaged in sponsoring and investing in private
                             equity transactions since 1990. Director:
                             National-Oilwell, Inc. ("National Oilwell")
                             (manufacturer and distributor of oilfield
                             equipment), Southwestern Life Holdings, Inc.
                             (insurance holding company).

                              Principal Occupation, Business Experience and   Director   Term
    Other Directors      Age                  Directorships                    Since   Expiring
    ---------------      --- ------------------------------------------------ -------- --------
Thomas E. Fairley.......  53 President and Chief Executive Officer of the       1993     2002
                             Company. Director: Gulf Island Fabrication, Inc.
                             (fabricator of offshore production platforms).

Benjamin F. Bailar......  67 Dean Emeritus of the Jones Graduate School of      1994     2002
                             Administration at Rice University. Director:
                             Dana Corporation (manufacturer of auto parts)
                             and Smith International, Inc. (energy services
                             product and service provider).

Ronald O. Palmer........  54 Chairman of the Board of the Company.              1993     2003

Joel V. Staff...........  56 Chairman of the Board and Chief Executive          1999     2003
                             Officer of National Oilwell. From 1976 to 1993,
                             Mr. Staff was employed by Baker Hughes, Inc. (an
                             oilfield services provider). Director: Denali,
                             Inc. (manufacturer of specialty-engineered
                             fluid-handling products).

Vote Required for Election

  Assuming the presence of a quorum, directors of the Company are elected by plurality vote of the shares of Common Stock present in person or by proxy and voting on the election of directors. Shares may be voted for or withheld from each nominee for election as a director. Shares for which the vote is withheld and "broker non-votes" will be excluded entirely and have no effect on the election of directors of the Company.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH
NOMINEE.

Board and Committee Meetings

  During 2000, the Board held seven meetings. Each director of the Company attended at least 75% of the aggregate number of meetings held during 2000 of the Board and committees of which he was a member.

  The Board has an Audit Committee and a Compensation Committee. The Compensation Committee met two times in 2000. The Audit Committee met four times in 2000. The Audit Committee, whose current members are Messrs. Bailar, Comis and Staff, reviews the Company's annual audit and meets with the Company's independent public accountants to review the Company's internal controls and financial management practices. The Compensation Committee, whose current members are Messrs. Acord, Hutcheson and Staff, is responsible for determining the compensation of the Company's key employees and administering the Company's stock incentive plans.

Compensation of Directors

  Each non-employee director receives an annual fee of $12,500, plus $500 for each Board or committee meeting attended. All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

  Under the Company's Amended and Restated 1996 Incentive Compensation Plan, each non-employee director receives options to purchase 2,000 shares of Common Stock of the Company on the day following each annual meeting of stockholders while such plan remains in effect. Each non-employee director who joins the Board also receives options to purchase 10,000 shares of Common Stock on the date he joins the Board. The options become exercisable immediately and expire ten years from the date of grant. The exercise price of the options is the closing sales price of the Company's Common Stock on the date of grant on the Nasdaq National Market.

                                STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

  The following table sets forth, as of April 17, 2001, certain information regarding beneficial ownership of Common Stock of (i) each director and nominee of the Company, (ii) each of the Named Executive Officers (as defined below), and (iii) all directors and executive officers of the Company as a group, all as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise indicated, the securities are held with sole voting and investment power.

                                                       Number of      Percent
              Name of Beneficial Owner                Shares(/1/)     of Class
              ------------------------                -----------     --------
Thomas E. Fairley....................................    461,326         1.3%
Ronald O. Palmer.....................................    443,076(/2/)    1.2%
James C. Comis III...................................  7,659,000(/3/)   21.1%
H. K. Acord..........................................     33,000           *
Benjamin F. Bailar...................................     42,000(/4/)      *
Edward C. Hutcheson, Jr..............................     29,000           *
Victor M. Perez......................................    204,390           *
Kenneth W. Bourgeois.................................     58,000           *
Joel V. Staff........................................     22,000           *
C. Douglas Stroud....................................      2,250           *
All directors and executive officers as a group (13
 persons)............................................  9,051,292(/5/)   24.9%

--------
 *   Less than one percent.
(1) Includes the following number of shares subject to options that are exercisable by June 15, 2001: Mr. Fairley, 418,040; Mr. Palmer, 363,176; Mr. Comis, 14,000; Mr. Acord, 18,000; Mr. Bailar 8,000; Mr. Hutcheson, 8,000; Mr. Perez, 204,390; Mr. Bourgeois, 58,000; Mr. Staff, 12,000; and
    Mr. Stroud, 2,250.
(2) Includes 2,000 shares beneficially owned by trusts of which Mr. Palmer's children are beneficiaries and of which Mr. Palmer is a co-trustee.
(3) Includes 7,645,000 shares beneficially owned by Inverness/Phoenix Partners LP (the "Fund") and Executive Capital Partners I LP (the "Executive Fund"), which are the controlling members of Inverness/Trico Investors LLC (the "Trico Fund," and collectively with the Fund and the Executive Fund, the "Funds"). The general partner of the Funds is Inverness/Phoenix Capital LLC ("I/P Capital"), of which Mr. Comis is an indirect controlling member. Mr. Comis disclaims beneficial ownership of all shares beneficially owned by the Funds.
(4) Includes 34,000 shares beneficially owned by a trust of which Mr. Bailar is the sole trustee and beneficiary.
(5) Includes 1,196,106 shares subject to options that are exercisable by June 15, 2001 held by executive officers and directors of the Company.

Stock Ownership of Certain Beneficial Owners

  The following, to the Company's knowledge, are the only beneficial owners of 5% or more of the outstanding Common Stock except as shown in the table above.

                                                         Number of      Percent
                Name of Beneficial Owner                  Shares        of Class
                ------------------------                 ---------      --------
Inverness/Phoenix Partners LP(/1/)...................... 7,517,460(/2/)   20.7%
Executive Capital Partners I LP(/1/).................... 3,950,040(/2/)   10.9%
Inverness/Trico Investors LLC(/1/)...................... 3,822,500(/2/)   10.5%
Franklin Resources, Inc.(/3/)........................... 3,190,000         8.8%
Massachusetts Financial Services Company(/4/)........... 2,841,250         7.8%
Loomis, Sayles & Co., L.P.(/5/)......................... 2,692,857         7.4%
Mellon Financial Corporation(/6/)....................... 2,396,362         6.6%
Dimensional Fund Advisors Inc.(/7/)..................... 2,107,400         5.8%

--------
(1) I/P Capital is deemed to beneficially own the shares held by the Funds. I/P Capital disclaims beneficial ownership of all shares beneficially owned by the Funds.
(2) Includes 3,822,500 shares held by the Trico Fund. The Fund and the Executive Fund each disclaim beneficial ownership of all shares beneficially owned by the Trico Fund.
(3) Based on a Schedule 13G, dated February 7, 2001, filed with the Securities and Exchange Commission. The Schedule 13G was filed on behalf of Franklin Resources, Inc., the parent holding company; Charles B. Johnson, the principal stockholder of the parent holding company; Rupert H. Johnson, the principal stockholder of the parent holding company; and Franklin Advisers, Inc., investment adviser, all of which disclaim beneficial ownership of the shares, which securities are reported to be beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. The address of Franklin Resources, Inc. is 777 Mariners Island Boulevard, San Mateo, California 94404.
(4) Based on a Schedule 13G, dated February 12, 2001, filed with the Securities and Exchange Commission. In its Schedule 13G, Massachusetts Financial Services Company ("MFS") reported beneficial ownership of a total of 2,841,250 shares. With respect to 2,812,810 shares, MFS reported sole voting power, and with respect to 2,841,250 shares, MFS reported sole dispositive power. The address of MFS is 500 Boylston Street, Boston, Massachusetts 02116.
(5) Based on a Schedule 13G, dated February 9, 2001, filed with the Securities and Exchange Commission. In its Schedule 13G, Loomis, Sayles & Co., L.P. ("Loomis") reported beneficial ownership of a total of 2,692,857 shares. With respect to 2,389,031 shares, Loomis reported sole voting power, and with respect to 2,692,857 shares, Loomis reported sole dispositive power. The address of Loomis is One Financial Center, Boston, Massachusetts 02111.
(6) Based on a Schedule 13G, dated January 18, 2001, filed with the Securities and Exchange Commission. In its Schedule 13G, Mellon Financial Corporation ("Mellon") reported beneficial ownership of a total of 2,396,362 shares. With respect to 2,118,362 shares, Mellon reported sole voting power, with respect to 247,600 shares, Mellon reported shared voting power, with respect to 2,383,062 shares, Mellon reported sole dispositive power, and with respect to 13,300 shares, Mellon reported shared dispositive power. The Boston Company, Inc., a subsidiary of Mellon ("TBC"), reported beneficial ownership of a total of 1,935,500 shares. With respect to 1,673,900 shares, TBC reported sole voting power, with respect to 234,300 shares, TBC reported shared voting power, and with respect to 1,935,500 shares, TBC reported sole dispositive power. The address of Mellon is One Mellon Center, Pittsburgh, Pennsylvania 15258.
(7) Based on a Schedule 13G, dated February 2, 2001, filed with the Securities and Exchange Commission. In its Schedule 13G, Dimensional Fund Advisors ("Dimensional") reported sole voting and dispositive power with respect to 2,107,400 shares as a result of acting as investment manager to four investment companies registered under the Investment Company Act of 1940 and certain other commingled group trusts and accounts. Dimensional disclaims beneficial ownership of all such securities. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

                            EXECUTIVE COMPENSATION

Annual Compensation

  The following table sets forth all cash compensation and options granted for the three years ended December 31, 2000 to the Company's Chief Executive Officer and each of its four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                                                                        Long-Term
                                                                       Compensation
                                                                          Awards
                                                                       ------------
                                                                          No. of
                                         Annual Compensation              Shares
                               ---------------------------------------  Underlying
                                                       Other Annual      Options     All Other
 Name and Principal Position   Year  Salary   Bonus  Compensation(/1/)   Granted    Compensation
 ---------------------------   ---- -------- ------- ----------------- ------------ ------------
Thomas E. Fairley............. 2000 $210,000 $60,000         --           42,000       $3,876
 President and Chief Executive 1999  210,000      --         --           24,000        5,909
 Officer                       1998  210,000  35,000         --           16,000        6,265

Ronald O. Palmer.............. 2000 $210,000 $60,000         --           42,000       $3,457
 Chairman of the Board         1999  210,000      --         --           23,500        5,909
                               1998  210,000  35,000         --           16,000        5,881

Victor M. Perez............... 2000 $150,000 $35,000         --           32,000       $2,470
 Vice President, Chief         1999  150,000      --         --           16,500        3,708
 Financial Officer and         1998  150,000  25,000         --           15,000        3,616
  Treasurer

C. Douglas Stroud............. 2000 $142,000 $12,000         --            5,000       $2,515
 Vice President--              1999  142,000      --         --               --        2,179
 Business Development          1998   22,412  30,000         --           25,000          213

Kenneth W. Bourgeois.......... 2000 $105,000 $14,000         --           12,000       $2,246
 Vice President and            1999  105,000      --         --           12,000        3,642
 Controller                    1998  105,000  20,000         --           12,000        3,523

--------
(1) Perquisites and other personal benefits paid to each Named Executive Officer in any of the years presented did not exceed the lesser of $50,000 or 10% of such Named Executive Officer's salary and bonus for that year.

2000 Stock Option Grants

  The following table contains information concerning the grant of stock options to the Named Executive Officers during 2000. The Company did not grant any stock appreciation rights in 2000.

                           2000 STOCK OPTION GRANTS

                                                                         Potential
                                                                     Realizable Value
                                                                     at Assumed Annual
                                                                      Rates of Stock
                            No. of    % of Total                           Price
                            Shares     Options                       Appreciation for
                          Underlying  Granted to                     Option Term(/2/)
                           Options    Employees  Exercise Expiration -----------------
          Name           Granted(/1/)  in 2000    Price      Date       5%      10%
          ----           ------------ ---------- -------- ---------- -------- --------
Thomas E. Fairley.......    42,000       13.6%   $11.625   6/14/10   $307,058 $778,145
Ronald O. Palmer........    42,000       13.6%   $11.625   6/14/10   $307,058 $778,145
Victor M. Perez.........    32,000       10.3%   $11.625   6/14/10   $233,949 $592,872
C. Douglas Stroud.......     5,000        1.6%   $11.625   6/14/10   $ 36,555 $ 92,636
Kenneth W. Bourgeois....    12,000        3.9%   $11.625   6/14/10   $ 87,731 $222,327

--------
(1) These options become exercisable in annual 25% increments beginning on June 14, 2001 and on each anniversary thereafter.
(2) Appreciation is calculated over the term of the options, beginning with the fair market value on the date of grant of the options, which was $11.625.

     AGGREGATE OPTION EXERCISES DURING 2000 AND OPTION VALUES AT YEAR END

                                                Number of
                                                Securities
                                                Underlying        Value of
                                               Unexercised    Unexercised In-
                                                Options at   the-Money Options
                                               Year End (#)   at Year End(/1/)
                         Shares               -------------- ------------------
                      Acquired on    Value     Exercisable/     Exercisable/
        Name          Exercise (#)  Realized  Unexercisable    Unexercisable
        ----          ------------ ---------- -------------- ------------------
Thomas E. Fairley....    72,000    $1,149,551 394,540/71,000 $5,321,561/357,030
Ronald O. Palmer.....    72,000    $1,149,551 339,801/70,625 $4,526,762/352,928
Victor M. Perez......    40,000    $  638,640 185,515/54,875 $2,298,841/257,374
C. Douglas Stroud....    11,500    $  116,469   1,000/17,500 $    8,813/129,228
Kenneth W.
 Bourgeois...........     6,000    $   95,796  46,000/30,000 $  297,798/144,198

--------
(1) Based on the difference between the closing sale price of Common Stock of $15.438 on December 29, 2000, as reported by the Nasdaq National Market, and the exercise price of such options.

Change of Control Agreements

  The Company has entered into agreements with certain of its executive officers, including the Named Executive Officers, which, among other things, provide for certain payments and benefits to the executive if his or her employment is terminated. If the officer's employment is terminated for any reason other than cause, defined as (i) a conviction or a plea of nolo contendere to a felony, (ii) gross negligence in the performance of the officer's duties, continuing after the officer's receipt of notice of such gross negligence from the Company, (iii) a material violation of the terms of the employment agreement or (iv) gross misconduct on the officer's part that is injurious to the Company, he will receive one year's salary, any cash bonus still payable from the year preceding the officer's termination and any non-cash benefits that he received prior to termination. The officer will receive the same severance package in the event of a change of control of the Company that is not initiated by someone who is or has been an employee of the Company. In the case of a change in control initiated by a present or past employee of the Company, the officer has the option either to receive the severance package or continue in his position with the Company.

Compensation Committee Interlocks and Insider Participation

  No executive officer of the Company served in 2000 as a director, or member of the compensation committee, of another entity one of whose executive officers served as a director, or on the Compensation Committee, of the Company.

Compensation Committee's Report on Executive Compensation

 General

  The Compensation Committee, which is currently comprised of three non-employee directors, oversees the compensation of the Company's key employees and administers the Company's incentive compensation plans. No member of the Compensation Committee is a former or current officer or employee of the Company.

  The compensation of the Company's executive officers is designed to attract and retain executive talent and to align the compensation of the Company's executives with the success of the Company. Toward that end, the Company's executive compensation program has been structured to: (i) provide a total compensation package that is competitive with the compensation of executives holding similar positions at comparable firms; (ii) reward individual and overall Company performance; and (iii) link executive compensation to achievement of the Company's long-term and short-term strategic goals.

 Base Salary and Annual Incentive Compensation

  Base Salary. The Compensation Committee establishes the base salaries of the Company's key employees at levels it deems necessary to attract and retain executive talent. Generally, base salaries for executives are reviewed annually and, if appropriate, adjusted based on individual performance, increases in general levels of compensation for executives at comparable firms and the Company's overall financial results.

  Annual Cash Incentive Compensation. Annual cash incentive bonuses are paid to the Company's key employees in an effort to provide a fully competitive compensation package, which is linked to the Company's attainment of its short-term goals. The Board views EBITDA (earnings before interest, taxes, depreciation and amortization) growth as the Company's primary short-term strategic goal. Although the Company did not pay bonuses to any of its executive officers in 1999 primarily due to the significant depression in day rates in the geographic areas in which the Company conducts its business, as a result of increased EBITDA in 2000 as compared to 1999, the Compensation Committee granted annual cash incentive bonuses to certain of the Company's executive officers despite the Company's net loss in 2000.

  Stock-Based Incentive Compensation. The purpose of the Company's stock incentive program is to link management's and stockholders' interests by focusing on intermediate and long-term results. In 2000, the Compensation Committee sought to accomplish these objectives by granting stock options to certain of the Company's key employees.

  Position Regarding Compliance with Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction allowable to the Company for compensation paid to each of the Named Executive Officers in any year to $1 million. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. Stock options granted by the Company have been structured to qualify as performance-based. Although no executive officer of the Company reached the deductibility cap in 2000, the Compensation Committee plans to continue to evaluate the Company's cash and stock incentive programs as to the advisability of future compliance with Section 162(m).

 Compensation for the Chief Executive Officer

  As in each of the previous three years, we paid Mr. Fairley a salary of $210,000 in 2000. His base salary has been established by considering various factors, including his experience and performance and the extent to which his total compensation package is at risk under incentive compensation programs. Based primarily on the Company's EBITDA in 2000, we paid Mr. Fairley an annual cash incentive bonus of $60,000 in 2000.

  During 2000, Mr. Fairley received grants of stock options for 42,000 shares of Common Stock as discussed above. Mr. Fairley's stock options were granted on the same terms as those granted to other officers and described in this report.

                          The Compensation Committee

  H. K. Acord              Edward C. Hutcheson, Jr.          Joel V. Staff

                            AUDIT COMMITTEE REPORT

  The Audit Committee is comprised of three members of our Board of Directors, Messrs. Bailar, Comis and Staff. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors, which is attached to this proxy statement as Appendix A. Although each of the present members of the Audit Committee meets the current independence standards promulgated by the National Association of Securities Dealers (NASD), the Committee will not meet the new independence standards of the NASD that become effective on June 14, 2001. The Audit Committee is reviewing the new standards and will make recommendations to the Board to ensure that the composition of the Audit Committee meets these listing standards by June 2001.

  During 2000, the Audit Committee reviewed and discussed the Company's audited financial statements with management and the Company's independent auditors, PricewaterhouseCoopers LLP. The Audit Committee also reviewed all fees paid to the independent auditors and has considered whether the rendering of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers LLP. These fees are described immediately following this report.

  The Audit Committee reviewed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Accounting Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with PricewaterhouseCoopers LLP their independence from the Company.

  Based on the review and discussions stated above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2000.

                              The Audit Committee

  Benjamin F. Bailar          James C. Comis III             Joel V. Staff

Independent Auditors Fees

  Audit Fees. PricewaterhouseCoopers LLP billed us $175,718 for services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements contained in our quarterly reports on Form 10-Q for that fiscal year.

  Financial Information Systems Design and Implementation.
PricewaterhouseCoopers LLP billed us $47,894 for the design and implementation of financial software systems.

  All Other Fees. PricewaterhouseCoopers billed us $224,740 for all other services not included in the figures above.

                               PERFORMANCE GRAPH

  The graph below compares the total stockholder return on the Company's Common Stock since its initial public offering on May 16, 1996 until December 31, 2000 with the total return on the S&P 500 Index and the Company's Peer Group Index for the same period, in each case assuming the investment of $100 on May 16, 1996 at the initial public offering price of $8.00 per share (as adjusted to give effect to a 2 for 1 stock split effected in June 1997). The Company's Peer Group Index consists of Petroleum Helicopters, Inc. (PHI), Offshore Logistics, Inc. (OLOG), Tidewater Inc. (TDW) and SEACOR SMIT, Inc.
(CKH).

                        COMPARE CUMULATIVE TOTAL RETURN
                      AMONG TRICO MARINE SERVICES, INC.,
                      S&P 500 INDEX AND PEER GROUP INDEX



                                 [CHART LOGO]

                     Assumes $100 invested on May 16, 1996
                         assumes dividends reinvested
                     fiscal year ending December 31, 2000

                                           Total Return
                    -----------------------------------------------------------
                    May 16, December 31, December 31, December 31, December 31,
                     1996       1997         1998         1999         2000
                    ------- ------------ ------------ ------------ ------------
Trico..............   100       367           61           88          193
Peer Group Index...   100       135           66           91          123
S&P 500............   100       150          192          233          212

                             CERTAIN TRANSACTIONS

  In April 1999, in connection with the private sale of shares of our common stock to the Funds, we entered into a stockholders' agreement granting certain rights to such investors. The stockholders' agreement will terminate on May 6, 2009. Under the stockholders' agreement, the Funds are entitled to require us to file a registration statement under the Securities Act to sell not less than 20% of the common stock they own. We are only required to make one such stand-alone registration during any 12-month period, and no more than three such registrations during the term of the agreement. The Funds also may require us to file a shelf registration statement covering shares of our common stock held by them having a value of at least $3 million. We are only required to make one registration pursuant to a shelf registration statement during any 12-month period, but there is otherwise no limit on the number of shelf registration requests that the Funds can make. Under the stockholders' agreement, the Funds also have the right to include their shares of our common stock in any other registration statement we file involving our common stock. If the Funds sell or otherwise dispose of more than 90% of the securities they purchased from us, they no longer have the right to require us to register any of the shares of our common stock they hold.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file with the SEC reports of ownership and changes in ownership of equity securities of the Company. During 2000, all such reports were timely filed.

                             STOCKHOLDER PROPOSAL

  Mr. Richard L. Trumka, 815 Sixteenth Street, N.W., Washington, D.C. 20006, on behalf of the AFL-CIO Reserve Fund (the "Fund"), owner of 500 shares of common stock of the Company, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

    RESOLVED, that the shareholders of Trico Marine Services, Inc. (the "Company") urge the Company's board of directors (the "Board") to take the necessary steps to declassify the board for the purpose of director elections, whereby all directors would be elected annually and not by classes. The Board shall be declassified in a manner that does not affect the unexpired terms of directors previously elected.

Stockholder's Statement in Support of the Stockholder Proposal

  Currently, the board is divided into three classes of directors serving staggered three-year terms. The elimination of the staggered board would require each director to stand for election annually. This procedure would allow shareholders an opportunity to annually register their views on the performance of the board collectively and each director individually.

  We believe that a classified Board, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders. The election of directors by classes minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

  The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. By frustrating the ability of shareholders to elect the entire Board annually, a classified board protects the incumbency of directors and current management.

  Classified director elections act as an anti-takeover defense that is not needed to protect the interest of shareholders. In February 1998, the Board adopted a Stockholder Rights Plan commonly known as a "poison pill" to deter hostile takeover bids. The Company's poison pill makes redundant further management entrenchment devices such as a classified Board.

  Annual director elections will help protect the interest of all stockholders. Currently, the Board does not have a nominating committee to select future director candidates. In the absence of a nominating committee consisting of independent directors, annual review and approval will help ensure that director candidates reflect the interests of shareholders.

  Annual elections of directors is a sound corporate governance practice endorsed by many institutional investors including the Council of Institutional Investors, the California Public Employees Retirement System, and Institutional Shareholder Services. A majority of the shareholders of Cendant, Cooper Tire & Rubber, Kaufman & Broad, and Tenneco recently voted in support of restoring annual elections of directors.

  Annual election of all directors will promote a culture of responsiveness and dynamism, qualities necessary to meet the challenge of increasing shareholder value in the rapidly consolidating marine support services industry. For the above reasons, we urge you to vote FOR this resolution.

Board of Director's Statement in Opposition to the Stockholder Proposal

  The Company has a "classified" Board of Directors, the members of which are divided into three classes serving staggered three-year terms, with one class being elected each year. The Company is confident that a classified board is advantageous to the Company and our stockholders.

  The Company believes that each member of the Board brings valuable knowledge and experience to the Company. We also believe that a classified board structure assures the continuity and stability of the Company's management policies, because a classified board increases the likelihood that a majority of the Board at any given time will have prior experience as directors of the Company and will be familiar with the Company's business strategies and operations. The Company believes that directors elected for staggered terms are just as accountable to stockholders as they would be if elected annually. In addition, the Company believes that there is little evidence to indicate that electing directors to either annual or staggered terms directly influences stock performance.

  The Company also believes that a classified board reduces the vulnerability of the Company to potentially abusive takeover tactics and encourages potential acquirors to negotiate with our Board. Board classification is intended to deter any person seeking to acquire control of the Company from initiating such action through a surprise proxy contest designed to result in a change of control of the Company in a single election. The Company believes that, without a classified board, a third party acquiror could more suddenly and easily take control of our Board and remove our Stockholder Rights Plan, thus providing that third party with the opportunity to obtain voting control of the Company with little or no incentive to negotiate with, or obtain the consent of, the Company's incumbent Board. As such, the Company believes that the ability of our Stockholder Rights Plan to deter unsolicited bids for control of the Company, in the absence of a classified board, would be significantly impaired. A classified board does not preclude unsolicited acquisition proposals, but by eliminating the threat of imminent removal, the continued classification of the Board positions the incumbent directors to act to maximize the value of a potential acquisition to all stockholders.

  Approval of this proposal would require the affirmative vote of a majority of the Common Stock. However, because this proposal is only a recommendation, approval of the proposal would not automatically repeal the classified board. Eliminating the classified board would require Board action and a subsequent stockholder vote. Shares for which the vote is withheld and "broker non-votes" will have the effect of a vote against this proposal.

  YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL.

                         RELATIONSHIP WITH INDEPENDENT
                              PUBLIC ACCOUNTANTS

  The Company's consolidated financial statements for the year ended December 31, 2000, were audited by the firm of PricewaterhouseCoopers LLP. Under the resolution appointing PricewaterhouseCoopers LLP to audit the Company's financial statements, such firm will remain as the Company's auditors until replaced by the Board. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

Stockholder Proposals and Director Nominations

  Stockholders may propose matters to be presented at stockholders' meeting and may also nominate persons to be directors, subject to the formal procedures that have been established.

  Pursuant to rules promulgated by the Securities and Exchange Commission, any proposals of stockholders of the Company intended to be presented at the annual meeting of stockholders of the Company to be held in 2002 and included in the Company's proxy statement and form of proxy relating to that meeting, must be received by the Secretary of the Company at the address listed on the first page of this Proxy Statement in time to arrive at the Company prior to February 7, 2002. Such proposals must be in conformity with applicable legal provisions, including Rule 14a-8 under the Securities Exchange Act of 1934.

  In addition to the Securities and Exchange Commission rules described in the preceding paragraph, the Company's By-laws provide that for business to be properly brought before any meeting it must be either (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction by the Board of Directors, or (iii) otherwise properly brought before the meeting by any person who has been for at least one year the beneficial owner of at least 1% of any class or series of the outstanding voting stock entitled to be voted on the proposed business and complies with the notice procedures set forth below. Under the Company's By-laws, advance notice of stockholder proposals must be received by April 8, 2002 in order to be considered at the 2002 annual meeting of the stockholders of the Company.

  A notice of the intent of a stockholder to make a nomination or to bring any other matter before a meeting shall be made in writing and must be provided to the Company's Secretary not more than 270 days and not less than 60 days in advance of the anniversary of the preceding year's annual meeting of stockholders or, for a special meeting or annual meeting of stockholders that is scheduled to be held either 30 days earlier or later than such anniversary date, such notice must be received within 15 days of the earlier of the date on which notice of such meeting is first mailed to stockholders or public disclosure of the meeting date is made. This notice shall state (i) the name, age and business and residential addresses of the nominating stockholder and any person acting in concert with the nominating stockholder, (ii) the number of shares of Common Stock owned by the nominating stockholder and the dates on which these shares were acquired, (iii) a representation that the nominating stockholder intends to appear in person or by proxy at the Meeting to make the proposed nomination, (iv) with respect to a notice of intent to make a nomination, a description of all arrangements or understandings between the nominating stockholder, any person acting in concert with the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the nominating stockholder, (v) with respect to a notice of intent to make a nomination, the name, age and business and residential addresses of each proposed nominee, each proposed nominee's principal occupation or employment and the number of shares of Common Stock beneficially owned by each proposed nominee along with such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been proposed by the Board, and (vi) with respect to a notice of intent to bring up any other matter, a complete and accurate description of the matter not to exceed 500 words, the reasons for conducting such business at the meeting, and any material interest of the stockholder in the matter.

                                          By Order of the Board of Directors

                                          /s/ Victor M. Perez
                                          Victor M. Perez
                                          Secretary

Houma, Louisiana
May 9, 2001

                                  Appendix A

                          TRICO MARINE SERVICES, INC.

                            AUDIT COMMITTEE CHARTER

Organization

  The Audit Committee will be appointed by the Board of Directors and will be composed of at least three directors. The members of the Audit Committee will at all times meet the requirements of then applicable rules of the Nasdaq Stock Market governing audit committees. All Audit Committee members will be independent and financially literate and at least one of them will be financially experienced.

Responsibilities

  The primary responsibility of the Audit Committee will be to assist the Board of Directors in fulfilling its fiduciary duties to the Company's stockholders with respect to financial matters. In fulfilling this responsibility, the Audit Committee will have oversight responsibility for the Company's financial statements and its financial reporting process, systems of internal accounting and financial controls and the annual independent audit of its financial statements, as established by Company management and the Board of Directors.

  In carrying out their duties, the Audit Committee will:

  . Obtain the full Board of Directors' approval of this charter and reassess this charter as conditions dictate (at least annually).

  . Review and recommend to the Board of Directors the independent auditors to be selected to audit the Company's consolidated financial statements and the adequacy of their compensation.

  . On an annual basis, obtain from the independent auditors a written statement delineating all their relationships with the Company and its subsidiaries consistent with generally accepted auditing standards. In addition, the Committee will review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board of Directors take, appropriate action to oversee the independence of the auditors.

  . Have a clear understanding with the independent auditors that they are ultimately accountable to the Board of Directors and the Audit Committee, as the stockholders' representatives, who have ultimate authority in deciding to engage, evaluate and, if appropriate, terminate their services.

  . Meet with the independent auditors and financial management to review the scope of the proposed audit and timely quarterly reviews for the current year, the procedures to be utilized and at the conclusion thereof review such audit or review, including any comments or recommendations of the independent auditors.

  . Review with the independent auditors and financial management, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for improvement to internal controls or particular areas where new or more detailed controls or procedures are desirable.

  . Review the quarterly financial statements with financial management and the independent auditors prior to the filing of the Form 10-Q to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any of the matters required to be communicated to the Committee by the auditors. The chairman of the Audit Committee may represent the entire Committee for purposes of this review.

  . Review the audited financial statements contained in the Form 10-K and annual report to stockholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements. Review with financial management and the independent auditors the results of their analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the Committee by the auditors. Also, obtain assurances from the independent auditors that the audit was conducted in accordance with generally accepted auditing standards and requirements imposed under the federal securities laws.

  . Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present to discuss their audit and financial management personnel and resources.

  . Review with the Company's outside counsel any legal matters that may have a material impact on the financial statements.

  . Obtain from the independent auditors assurances that during the course of their audit they did not detect or become aware of information indicating that an illegal act has occurred that they have determined is not clearly inconsequential.

  .   Report the results of the annual audit to the Board of Directors.

  . Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Committee meeting with, the Board of Directors.

  While the Committee has the responsibilities and powers set forth in this charter, it is not contemplated the Committee will have staff or resources to independently perform its obligations. The Committee will rely upon Company management, the independent auditors and legal counsel to provide them with information, opinions, reports or statements, and will be fully protected in relying in good faith upon the records of the Company and such information, opinions, reports or statements as to matters the Committee reasonably believes are within such other persons' professional or expert competence. The Committee will not have any duty to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principals. This is the responsibility of management and the independent accountants. It is also not the duty of the Committee to conduct investigations, resolve disagreements, if any, between management and the independent auditors or to insure compliance with laws, regulations and Company policies.

Annual Report

  The Audit Committee will make an annual report, which will be included in the proxy statement for the annual meeting of stockholders, commencing with the 2001 annual meeting of stockholders. In the report the Audit Committee will state whether it performed its annual tasks described above.

                          TRICO MARINE SERVICES, INC.
                           250 NORTH AMERICAN COURT
                            HOUMA, LOUISIANA 70363

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        OF TRICO MARINE SERVICES, INC.

        The undersigned hereby appoints Victor M. Perez and Kenneth W. Bourgeois, or either of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the other side, all shares of common stock of Trico Marine Services, Inc.
(the "Company") held of record by the undersigned on May 2, 2001 at the annual meeting of stockholders to be held on June 8, 2001, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE THREE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE AND AGAINST PROPOSAL 2. THE PROXY HOLDERS NAMED ON THE REVERSE SIDE WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

                           (Please see reverse side)

--------------------------------------------------------------------------------

                           * FOLD AND DETACH HERE *

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES      Please mark   [X]
LISTED BELOW AND AGAINST PROPOSAL 2:                           your votes as
                                                               indicated in
                                                               this example

1. Election of Directors                                   INSTRUCTIONS: To withhold authority to vote for any nominee, strike a line through the nominee's name listed below.
    FOR all nominees                  WITHHOLD
   listed to the right                AUTHORITY            H.K. Acord          Edward C. Hutcheson, Jr.        James C. Comis III
(except as marked to the      to vote for all nominees
        contrary)                listed to the right
           [ ]                           [ ]

2. Stockholder proposal regarding the           3. In their discretion, to transact such other
   classification of the board of directors.       business as may properly come before the
                                                   meeting and any adjournments thereof.
      FOR   AGAINST   ABSTAIN
      [ ]     [ ]      [ ]                                                  Date:___________________________________, 2001
                                                                            ____________________________________________
                                                                            Signature of Shareholder
                                                                            ____________________________________________
                                                                            Additional Signature, if held jointly

                                                                            PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN
                                                                            SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.
                                                                            WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                                                            TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.
                                                                            IF A CORPORATION, PLEASE SIGN FULL CORPORATE NAME
                                                                            BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A
                                                                            PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY
                                                                            AUTHORIZED PERSON.

                                                                            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                                                                            PROMPTLY USING THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                           * FOLD AND DETACH HERE *